EXHIBIT 15.2

April 24, 2024

To:Smart Share Global Limited

6th Floor, 799 Tianshan W Road

Changning District

Shanghai 200335

The People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations and Overseas Financing Activities,” “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation” in Smart Share Global Limited’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into the registration statement on Form S-8 (File No. 333-257266) pertaining to Smart Share Global Limited’s 2021 share incentive plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices